UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 3, 2011

SALIX PHARMACEUTICALS, LTD.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-23265	94-3267443
(Commission File Number)	(IRS Employer ID Number)

1700 Perimeter Park Drive, Morrisville, North Carolina 27560

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (919) 862-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On February 3, 2011, Salix Pharmaceuticals, Inc., a wholly owned subsidiary of Salix Pharmaceuticals, Ltd., entered into a License Agreement with Progenics Pharmaceuticals, Inc. for the development and commercialization of products containing methylnaltrexone, or the MNTX Compound, marketed under the name RELISTOR®. RELISTOR Subcutaneous Injection is indicated for the treatment of opioid-induced constipation in patients with advanced illness who are receiving palliative care, when response to laxative therapy has not been sufficient.

Under the agreement, Progenics granted Salix an exclusive license to develop and commercialize the MNTX Compound worldwide except in Japan, where Ono Pharmaceutical Co. Ltd. has previously licensed the subcutaneous formulation of the drug from Progenics, and a non-exclusive license to manufacture the MNTX Compound and products containing that compound in the same territory, which we refer to herein as the Territory. Salix may sublicense its right to manufacture, develop and commercialize the MNTX Compound and products containing it throughout the Territory except, for uses in humans, in the United States.

Salix agreed to pay Progenics an up-front license fee payment of $60 million. Salix also agreed to pay development milestone payments of up to $90 million contingent upon achieving specified regulatory approvals and commercialization milestone payments of up to $200 million contingent upon achieving specified targets for net sales. Salix must pay Progenics 60% of any revenue Salix receives from sublicensees in respect of any country outside the United States. Additionally, Salix must pay Progenics royalties based on a percentage ranging from the mid- to high-teens of net sales by Salix and its affiliates of any product containing the MNTX Compound. The royalty period generally runs until the later of (i) the expiration of the last valid relevant patent claim, (ii) the date on which there is no marketing exclusivity right with respect to the product, and (iii) the 15th anniversary of the first commercial sale subject, in the case of clause (iii), to earlier termination if unauthorized generic competition exceeds specified thresholds.

Salix has a right of first negotiation or first notice with respect to certain other products that Progenics may seek to license in the future.

Under the License Agreement, Salix will own all product trademarks used, held for use or intended for use on or in connection with the manufacturing, development and/or commercialization of the MNTX Compound and products containing it in the Territory.

Either party may terminate the License Agreement upon an uncured material branch or specified bankruptcy events. In addition, Salix may terminate the agreement for safety or efficiency issues, or upon specified prior notice at anytime on or after the first anniversary of the agreement, subject to Progenics’ right to postpone such latter termination in certain circumstances. Upon the termination of the agreement, all licenses granted to Salix by Progenics will terminate other than respecting any product the royalty period for which has expired in a particular country.

Under the License Agreement, Salix and Progenics will establish a joint steering committee and a joint development committee to oversee and coordinate the development, manufacturing and commercialization of products. Salix will control and fund development and commercialization activities for the MNTX Compound and products containing it in the Territory. Salix will be solely responsible for associated development and commercialization costs, except for certain amounts relating to ongoing development activities that are reimbursable by Progenics’s previous collaborator. Except for the transfer of existing products, Salix will be solely responsible for the manufacture and supply of the MNTX Compound and any finished products for development and commercialization.

In connection with the License Agreement, the parties entered into a 2010 Agreement Related to Progenics’s MNTX In-License, dated February 3, 2011, with the University of Chicago, acting on behalf of itself and its affiliate ARCH Development Corporation. Under this agreement, the University consented to the License Agreement and confirmed Salix’s rights under the License Agreement to certain information and intellectual property licensed by the University to a Progenics affiliate. Salix agreed with Progenics in the License Agreement to make payments required to be made by Progenics to the University to continue options granted by the University to a Progenics affiliate.

The description of the License Agreement and the 2010 Agreement Related to Progenics MNTX In-License provided above is qualified in its entirety by reference to the full and complete terms of those agreements, which will be filed as exhibits to Salix’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2011.

Item 8.01.	Other Events.

On February 7, 2011, Salix issued a press release announcing its entry into the License Agreement. A copy of this press release is attached as Exhibit 99.1.

The information in this Item 8.01, including Exhibit 99.1, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release dated February 7, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

SALIX PHARMACEUTICALS, LTD.

Date: February 9, 2011

/s/ Adam C. Derbyshire
Adam C. Derbyshire
Executive Vice President and Chief Financial Officer

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